UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2023

Taysha Gene Therapies, Inc.

(Exact name of registrant as specified in its Charter)

Delaware	001-39536	84-3199512
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3000 Pegasus Park Drive, Suite 1430 Dallas, Texas	75247
(Address of Principal Executive Offices)	(Zip Code)

(214) 612-0000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 par value	TSHA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported, on April 24, 2023, Kathleen Reape provided notice to the board of directors (the “Board”) of Taysha Gene Therapies, Inc. (the “Company”) of her decision to resign from the Board and all committees thereof, effective November 1, 2023, in accordance with the governance guidelines of Dr. Reape’s employer and not as a result of any disagreement with the Company. On October 30, 2023, the Board appointed Alison Long to serve as a director of the Company, effective immediately following Dr. Reape’s resignation (the “Effective Time”). Dr. Long will serve as a Class I director whose term will expire at the Company’s 2024 annual meeting of stockholders. The Board also appointed Dr. Long to serve as chair of the Clinical and Science Committee of the Board (the “Science Committee”) and as a member of each of the Nominating and Corporate Governance Committee of the Board (the “Nominating and Corporate Governance Committee”) and the Compensation Committee of the Board (the “Compensation Committee”), each effective as of the Effective Time. There is no arrangement or understanding between Dr. Long and any other person pursuant to which she was selected as a director of the Company, and there is no family relationship between Dr. Long and any of the Company’s other directors or executive officers. The Company is not aware of any transaction involving Dr. Long requiring disclosure under Item 404(a) of Regulation S-K. Additional information about Dr. Long is set forth below.

Alison Long, age 60, is currently the Chief Medical Officer of Flightpath Biosciences, Inc., a role she has held on a consulting basis since January 2023, and the Clinical Lead of Enigma Biomedical Group, a role she has held on a consulting basis since February 2023. Dr. Long previously served as Chief Medical Officer of Anokion, SA from June 2022 to January 2023. From December 2021 to April 2022, Dr. Long served as Chief Medical Officer at Kaleido Biosciences, a publicly traded biotechnology company which ceased operations in April 2022. She served as Interim Chief Medical Officer at Freeline Therapeutics, Inc., a publicly traded clinical-stage biotechnology company, from September 2021 to November 2021, and previously served as Freeline Therapeutics, Inc.’s SVP Head of Clinical Development from June 2020 to August 2021. Prior to joining Freeline Therapeutics, Inc., Dr. Long served as Head of Clinical R&D of Spark Therapeutics, Inc. from October 2019 to June 2020 and as Vice President, Clinical Development, Hemophilia of uniQure, N.V. from 2017 to October 2019. Dr. Long earned a Bachelor of Medicine, Bachelor of Surgery from the University of the Witwatersrand in Johannesburg, South Africa and a Ph.D. in Biodefense from George Mason University.

In accordance with the Company’s compensation policy for non-employee directors, upon commencement of service as a director, Dr. Long will be granted a nonqualified stock option to purchase 43,800 shares of the Company’s common stock. The stock option will have an exercise price per share equal the closing price of the Company’s common stock on the date of grant. This option will vest and become exercisable in 36 equal monthly installments subject to the recipient’s Continuous Service (as defined in the Company’s 2020 Stock Incentive Plan) through such vesting dates and subject to acceleration upon a change in control. Additionally, Dr. Long will be entitled to receive a $35,000 annual retainer for her service as director, an additional $15,000 annual retainer for her service as chair of the Science Committee, an additional $5,000 annual retainer for her service on the Compensation Committee and an additional $4,000 annual retainer for her service on the Nominating and Corporate Governance Committee.

At each annual stockholder meeting following which her term as a director continues, Dr. Long will be entitled to receive an additional nonqualified stock option to purchase 36,200 shares of the Company’s common stock, which option will vest in full and become exercisable on the earlier of the date of the next annual stockholder meeting or 12 months following the date of grant, subject to the recipient’s Continuous Service through such date and subject to acceleration upon a change in control. Dr. Long has also entered into the Company’s standard form of indemnification agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Taysha Gene Therapies, Inc.

Dated: November 1, 2023	By:	/s/ Kamran Alam
Kamran Alam
Chief Financial Officer